Exhibit (e)(2)

Amendment No. 1 to Distribution Agreement

This Amendment No. 1 to the Distribution Agreement (this “Amendment”) is entered into by and between FS Series Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), and is effective as of December 6, 2018 (the “Effective Date”).

WHEREAS, the Trust and ALPS entered into a Distribution Agreement, dated as of April 16, 2018, as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement in order to reflect the addition of six Funds to be offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	Appendix A to Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

FS SERIES TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Michael C. Forman	By:	/s/ Steven B. Price
Name:	Michael C. Forman	Name:	Steven B. Price
Title:	President	Title:	Senior Vice President and Director of Distribution Services

APPENDIX A

FUNDS

FS Multi-Strategy Alternatives Fund

FS Managed Futures Fund

FS Global Macro Fund

FS Real Asset Fund

FS Long/Short Equity Fund

FS Market Neutral Fund

FS Event Driven Fund